FOR IMMEDIATE RELEASE

VOXX INTERNATIONAL CORPORATION REPORTS FISCAL 2015
SECOND QUARTER AND SIX MONTH RESULTS

HAUPPAUGE, NY - October 9, 2014 - VOXX International Corporation (NASDAQ: VOXX), today announced financial results for its Fiscal 2015 second quarter and six-months ended August 31, 2014.

Pat Lavelle, VOXX International’s President and CEO stated, “Despite the fact that our second quarter results came in lower than expected and we had some delays in new product launches which forced us to lower our guidance, we remain very optimistic with our potential. With new programs that launched in the second quarter, more coming this quarter and a host of opportunities in the early part of Fiscal 2016 and throughout the year, we are well positioned to drive organic growth. Our margins have held steady and in many cases increased, and we’ve taken steps to lower overhead this year, while we continue to improve our balance sheet. Nothing has changed with our outlook over the long-term and the investments we’ve made to improve our offerings and develop new technologies should open up several new channels for growth in the years ahead.”

Second Quarter Results
Net sales for the Fiscal 2015 second quarter ended August 31, 2014 were $177.3 million compared to $183.8 million reported in the comparable year-ago period, a decline of 3.5%.

Automotive sales for the Fiscal 2015 second quarter were $92.9 million, a decline of 4.1% as compared to $96.9 million reported in the Fiscal 2014 second quarter. The decline in sales is primarily related to a customer requested, short-term suspension of an OEM program which negatively impacted year-over-year comparisons, as well as significantly lower sales in Venezuela for the comparable periods in light of the current political climate. Additionally, last Fiscal year’s second quarter included higher end-of-life product sales from one of the Company’s OEM customers. Offsetting these declines were continued improvements in sales of digital tuners and antennas for OEM customers globally, higher sales associated with the Company’s Car Connection program and an improvement in sales of remote starts. The Company further noted that it expects the temporarily suspended OEM program to resume in its Fiscal 2015 third quarter.

Premium Audio sales for the Fiscal 2015 second quarter were $39.0 million, a decline of 4.5% as compared to $40.8 million reported in the comparable year-ago period. The decline is primarily due to lower retail sales in Canada and Europe, as well as lower domestic sales as the Company cleared inventory to make way for its Reference Series speaker line. The Company also experienced a slight increase in sales of its Cinema Speaker lines and continues to see strong demand for many of its new soundbar systems.

Consumer Accessories sales for the Fiscal 2015 second quarter were $45.2 million, a decrease of 0.8% as compared to $45.6 million reported in the Fiscal 2014 second quarter. During the quarter, the Company experienced increases in sales as a result of an improvement in European sales, and increased sales of wireless and Bluetooth speakers and reception products. These gains were offset by the continued decline in sales of clock radios, digital voice recorders and select power categories.

VOXX International Corporation Reports its Fiscal Second Quarter Results

As a percentage of sales for the Fiscal 2015 second quarter ended August 31, 2014, Automotive represented 52.4%, Premium Audio represented 22.0% and Consumer Accessories represented 25.5%. As a percentage of sales for the Fiscal 2014 second quarter ended August 31, 2013, Automotive represented 52.7%, Premium Audio represented 22.2% and Consumer Accessories represented 24.8%.

The gross margin for the Fiscal 2015 second quarter was 29.5%, an increase of 10 basis points as compared to 29.4% for the same period last year. This increase was driven by higher gross margins in the Automotive segment, partially offset by lower gross margins in the Premium Audio segment. Additionally, product mix shift contributed to lower gross margins, as did the short-term impact from clearing out older product lines in anticipation of new product and program launches, when comparing the Fiscal 2015 and Fiscal 2014 second quarter periods.

Operating expenses for the Fiscal 2015 second quarter, were $51.3 million, a decline of 1.1% compared to operating expenses of $51.9 million reported in the comparable year-ago period. The decline in operating expenses is primarily related to lower sales commissions and stock option expense, offset by expense increases related to headcount and engineering, as well as increases in advertising and trade show expenses associated with new product launches.

The Company reported operating income of $1.1 million for the Fiscal 2015 second quarter as compared to operating income of $2.2 million reported in the Fiscal 2014 second quarter. Lower sales volumes contributed to the variance for the year-over-year periods, and were partially offset by higher gross margins.

The Company reported total other expenses for the Fiscal 2015 second quarter of $5.7 million as compared to total other income of $5.4 million in the Fiscal 2014 second quarter. In the Fiscal 2015 second quarter, the Company took a non-cash charge of $6.7 million, representing the devaluation loss related to its Venezuelan bonds that were re-measured at August 31, 2014. In the Fiscal 2014 second quarter, the Company recorded a gain of $6.1 million, $5.2 million related to funds received in a class action settlement and $0.9 million in funds received as part of a recovery of funds from a prior customer, offset by a $1.2 million accrual for estimated patent settlements with certain third parties. There were other offsetting factors for the comparable periods.

As a result of the difference of $11.1 million in total other expenses and total other income for the comparable Fiscal second quarter periods, the Company reported a net loss of ($2.7) million or a net loss per diluted share of ($0.11) as compared to net income of $4.9 million or net income per diluted share of $0.20 for the Fiscal 2015 and Fiscal 2014 periods ended August 31, 2014 and August 31, 2013, respectively.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the Fiscal 2015 second quarter was $1.0 million as compared to EBITDA of $13.4 million reported in the Fiscal 2014 second quarter. Adjusted EBITDA for the Fiscal 2015 second quarter was $7.8 million as compared to Adjusted EBITDA of $9.4 million for the comparable year-ago period.

Lavelle continued, “We anticipated second quarter sales to come in roughly in line with last year, but experienced continued softness at retail. Not all was retail driven however, as we continued to curtail some speaker sales in anticipation of the launch of our Reference Series this past quarter. That launch however, was delayed by about a month, which impacted our top-line. In Consumer Accessories and Automotive, we see opportunities to expand our business organically and there are a number of new contracts and programs

VOXX International Corporation Reports its Fiscal Second Quarter Results

we are pursuing, beyond what we’ve already been awarded, which could have a positive impact on next year’s results. We will keep the market updated as developments occur.”

Six Month Results
Net sales for the six months ended August 31, 2014 were $364.2 million compared to $376.8 million reported in the comparable year-ago period, a decline of 3.3%.

Automotive sales for the six months ended August 31, 2014 were $195.3 million, a decline of 2.9% as compared to $201.1 million reported in the six months ended August 31, 2013. The decline in sales is primarily related to a few OEM programs which were active in last year’s six month period, but did not contribute to Fiscal 2015 results. The big impact was related to the customer requested, short-term suspension of an OEM program and significantly lower sales in Venezuela, offset by higher sales of digital tuners and antennas globally, and increased sales for the Company’s Car Connection program.

Premium Audio sales for the six months ended August 31, 2014 were $74.2 million, a decline of 8.4% as compared to $81.0 million reported in the comparable year-ago period. The decline is primarily related to lower retail sales in Canada and Europe, as well as the Company’s decision to curtail sales of select speaker lines in anticipation of the launch of its Reference Series speaker line, which were introduced towards the end of the Fiscal 2015 second quarter. Additionally, higher sales of Cinema Speakers offset the declines for the comparable six month periods.

Consumer Accessories sales for the six months ended August 31, 2014 were $94.4 million, an increase of 0.5% as compared to $93.9 million reported in the comparable year-ago period. This increase was primarily driven by improvements in the Company’s European operations and higher sales of Bluetooth and wireless speakers and reception products. Additionally, during the Fiscal 2015 first quarter, the Company transitioned its Mexican subsidiary from a distributor to a representative office, which positively impacted sales for the Fiscal 2015 six month period. This transition is anticipated to improve profitability on a go-forward basis. Offsetting these increases were lower sales of home audio products, such as clock radios, digital voice recorders and select power product lines.

As a percentage of sales for the six month period ended August 31, 2014, Automotive represented 53.6%, Premium Audio represented 20.4% and Consumer Accessories represented 25.9%. As a percentage of sales for the Fiscal 2014 second quarter ended August 31, 2013, Automotive represented 53.4%, Premium Audio represented 21.5% and Consumer Accessories represented 24.9%.

The gross margin for six month period ended August 31, 2014 was 29.0%, an increase of 20 basis points as compared to 28.8% for the same period last year. This increase was driven by higher gross margins in the Automotive segment, partially offset by lower gross margins in the Premium Audio and Consumer Accessories segments.

Operating expenses for the six month period ended August 31, 2014 were $104.8 million, an increase of 1.8% compared to operating expenses of $103.0 million reported in the comparable year-ago period. The increase in operating expenses is primarily related to higher engineering costs, labor and professional fees, and an increase in advertising expenses to support new product launches and programs, offset by lower research

VOXX International Corporation Reports its Fiscal Second Quarter Results

and development expenses as the Company received reimbursements for various customer programs, and lower stock option expenses and sales commissions, the latter a result of lower sales for the comparable periods.

The Company reported operating income of $0.7 million for the six month period ended August 31, 2014 as compared to operating income of $5.7 million reported in the comparable period last year. Lower sales volumes and higher expenses contributed to the variance for the year-over-year periods, and were partially offset by higher gross margins.

The Company reported total other expenses for the six month period ended August 31, 2014 of $4.8 million as compared to total other income of $5.2 million in the six month period August 31, 2013. The Company recorded a $6.7 million charge representing the devaluation loss related to its Venezuelan bonds that were remeasured at August 31, 2014, resulting in a net Venezuela currency devaluation and translation for the comparable periods of $6.2 million. Additionally, other net decreased $4.4 million, primarily as a result of the $5.2 million and $0.9 million received as part of a class action lawsuit and recovery funds from a customer, respectively, in the Fiscal 2014 six month period, offset by a $1.2 million accrual for estimated patent settlements with certain third parties. The net result was a $10.0 million decline in total other income (expense) for the comparable periods, which adversely impacted net income.

The Company reported a net loss of ($2.2) million or a net loss per diluted share of ($0.09) for the six month period ended August 31, 2014 as compared to net income of $7.0 million or net income per diluted share of $0.29 for the six months ended August 31, 2013.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the Fiscal 2015 six month period was $7.1 million as compared to EBITDA of $22.6 million reported in the comparable Fiscal 2014 period. Adjusted EBITDA for the Fiscal 2015 six month period was $14.0 million as compared to Adjusted EBITDA of $19.2 million for the comparable year-ago period.

Non-GAAP Measures
Adjusted EBITDA and diluted adjusted EBITDA per common share are not financial measures recognized by GAAP. Adjusted EBITDA represents net income, computed in accordance with GAAP, before interest and bank charges, taxes, depreciation and amortization, stock-based compensation expense, restructuring charges, litigation settlements and certain remeasurement losses related to our Venezuela subsidiary. Depreciation, amortization, stock-based compensation expense, and the Venezuela bond remeasurement expenses are non-cash items. Diluted adjusted EBITDA per common share represents the Company's diluted earnings per common share based on adjusted EBITDA. We present adjusted EBITDA and diluted adjusted EBITDA per common share in this Form 10-Q because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted EBITDA and diluted adjusted EBITDA per common share help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of certain costs relating to our Venezuela subsidiary, restructuring and litigation settlements allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for EBITDA prepared in accordance with GAAP. Adjusted EBITDA and diluted adjusted EBITDA per common share are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP.

VOXX International Corporation Reports its Fiscal Second Quarter Results

Conference Call Information
The Company will be hosting its conference call on Friday, October 10, 2014 at 10:00 a.m. ET. Interested parties can participate by visiting www.voxxintl.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free number: 877-303-9079; international: 970-315-0461 / conference ID: 13958036). For those unable to join, a replay will be available approximately four hours after the call has been completed and will last for one week (replay number: 855-859-2056; international replay: 404-537-3406; conference ID: 13958036).

About VOXX International Corporation
VOXX International Corporation (NASDAQ:VOXX) is the new name for Audiovox Corporation, a company that was formed over 45 years ago as Audiovox that has grown into a worldwide leader in many automotive and consumer electronics and accessories categories, as well as premium high-end audio.  Through its wholly-owned subsidiaries, VOXX International proudly is recognized as the #1 premium loudspeaker company in the world, and has #1 market positions in automotive video entertainment and remote starts, digital TV tuners and digital antennas.  The Company’s brands also hold #1 market share for TV remote controls and reception products and leading market positions across a wide-spectrum of other consumer and automotive segments.

Today, VOXX International Corporation is a global company, with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and most of the world’s leading automotive manufacturers.   The Company has an international footprint in Europe, Asia, Mexico and South America, and a growing portfolio, which now comprises over 30 trusted brands. Among the key domestic brands are Klipsch®, RCA®, Invision®, Jensen®, Audiovox®, Terk®, Acoustic Research®, Advent®, Code Alarm®, CarLink®, 808®, AR for Her®, and

Prestige®. International brands include Hirschmann Car Communication®, Klipsch®, Jamo®, Energy®, Mirage®, Mac Audio®, Magnat®, Heco®, Schwaiger®, Oehlbach® and Incaar™.  The Company continues to drive innovation throughout all of its subsidiaries, and maintains its commitment to exceeding the needs of the consumers it serves.  For additional information, please visit our Web site at www.voxxintl.com.

Safe Harbor Statement
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive, premium audio and consumer accessories businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations and concerns regarding the European debt crisis; restrictive debt covenants; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against VOXX International Corporation and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2014.

Company Contact:
Glenn Wiener, President
GW Communications
Tel: 212-786-6011
Email: gwiener@GWCco.com
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VOXX International Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)

	August 31, 2014	February 28, 2014
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$9,401	$10,603
Accounts receivable, net	110,740	147,054
Inventory, net	153,797	144,339
Receivables from vendors	3,573	2,443
Investment securities, current	966	—
Prepaid expenses and other current assets	20,697	15,897
Income tax receivable	5,993	2,463
Deferred income taxes	2,738	3,058
Total current assets	307,905	325,857
Investment securities	12,547	14,102
Equity investments	21,392	20,628
Property, plant and equipment, net	82,317	83,222
Goodwill	115,052	117,938
Intangible assets, net	169,533	174,312
Deferred income taxes	776	760
Other assets	9,104	10,331
Total assets	$718,626	$747,150
Liabilities and Stockholders' Equity
Current liabilities:

Accounts payable	$64,656	$55,373
Accrued expenses and other current liabilities	48,602	59,247
Income taxes payable	2,974	3,634
Accrued sales incentives	16,172	17,401
Deferred income taxes	10	9
Current portion of long-term debt	8,501	5,960
Total current liabilities	140,915	141,624
Long-term debt	87,786	103,222
Capital lease obligation	5,794	6,114
Deferred compensation	5,774	5,807
Other tax liabilities	10,854	11,060
Deferred tax liabilities	33,402	34,963
Other long-term liabilities	12,988	14,776
Total liabilities	297,513	317,566
Commitments and contingencies
Stockholders' equity:
Preferred stock:
No shares issued or outstanding (see Note 18)	—	—
Common stock:
Class A, $.01 par value; 60,000,000 shares authorized, 23,988,240 shares issued and 22,172,968 shares outstanding at August 31, 2014 and February 28, 2014	255	255
Class B Convertible, $.01 par value, 10,000,000 authorized, 2,260,954 shares issued and outstanding	22	22
Paid-in capital	291,110	290,960
Retained earnings	156,378	158,571
Accumulated other comprehensive loss	(8,301)	(1,873)
Treasury stock, at cost, 1,815,272 shares of Class A Common Stock at August 31, 2014 and February 28, 2014	(18,351)	(18,351)
Total stockholders' equity	421,113	429,584
Total liabilities and stockholders' equity	$718,626	$747,150

VOXX International Corporation and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
 (In thousands, except share and per share data)
(unaudited)

	Three Months Ended August 31,		Six Months Ended August 31,
	2014	2013	2014	2013
Net sales	$177,343	$183,818	$364,242	$376,790
Cost of sales	124,939	129,716	258,785	268,175
Gross profit	52,404	54,102	105,457	108,615
Operating expenses:
Selling	13,010	12,602	27,606	25,725
General and administrative	29,088	29,043	58,703	57,981
Engineering and technical support	9,215	9,226	18,476	17,961
Restructuring expense	—	989	—	1,292
Total operating expenses	51,313	51,860	104,785	102,959
Operating income	1,091	2,242	672	5,656
Other (expense) income:
Interest and bank charges	(1,577)	(1,799)	(3,185)	(3,779)
Equity in income of equity investees	1,455	1,496	3,386	3,252
Venezuela currency devaluation, net	(6,334)	15	(6,232)	15
Other, net	723	5,697	1,274	5,713
Total other (expense) income, net	(5,733)	5,409	(4,757)	5,201
(Loss) income before income taxes	(4,642)	7,651	(4,085)	10,857
Income tax (benefit) expense	(1,960)	2,788	(1,892)	3,852
Net (loss) income	$(2,682)	$4,863	$(2,193)	$7,005
Other comprehensive (loss) income:
Foreign currency translation adjustments	(7,000)	1,758	(7,441)	(562)
Derivatives designated for hedging	311	3	951	314
Pension plan adjustments	50	(18)	60	(12)
Unrealized holding gain on available-for-sale investment securities arising during the period, net of tax	2	—	2	—
Other comprehensive (loss) income, net of tax	(6,637)	1,743	(6,428)	(260)
Comprehensive (loss) income	$(9,319)	$6,606	$(8,621)	$6,745

Net (loss) income per common share (basic)	$(0.11)	$0.20	$(0.09)	$0.29
Net (loss) income per common share (diluted)	$(0.11)	$0.20	$(0.09)	$0.29
Weighted-average common shares outstanding (basic)	24,433,922	24,122,364	24,433,922	23,921,319
Weighted-average common shares outstanding (diluted)	24,433,922	24,258,788	24,433,922	24,103,468

VOXX International Corporation and Subsidiaries
Reconciliation of GAAP Net Income to Adjusted EBITDA
(In thousands)

	Three Months Ended August 31,		Six Months Ended August 31,
	2014	2013	2014	2013
Net (loss) income	$(2,682)	$4,863	$(2,193)	$7,005
Adjustments:
Interest expense and bank charges	1,577	1,799	3,185	3,779
Depreciation and amortization	4,067	3,991	8,000	7,961
Income tax (benefit) expense	(1,960)	2,788	(1,892)	3,852
EBITDA	1,002	13,441	7,100	22,597
Stock-based compensation	76	154	151	489
Venezuela bond remeasurement	6,702	—	6,702	—
Circuit City recovery	—	(940)	—	(940)
Net settlements	—	(4,025)	—	(4,025)
Asia warehouse relocation	—	(208)	—	(208)
Restructuring charges	—	989	—	1,292
Adjusted EBITDA	$7,780	$9,411	$13,953	$19,205
Diluted earnings per common share	$(0.11)	$0.20	$(0.09)	$0.29
Diluted adjusted EBITDA per common share	$0.32	$0.39	$0.57	$0.80